UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2005

Hybridon, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

     On May 20, 2005, Hybridon, Inc. (the “Company” or “Hybridon”) announced that it had entered into definitive agreements with investors in connection with a private placement of $5.0 million in principal amount of 4% convertible subordinated notes due April 30, 2008 (the “4% Notes”). On May 24, 2005, the Company consummated the sale of the Notes in this private placement. The press release issued by the Company on May 20, 2005, announcing the private placement is attached to this Current Report on Form 8-K as exhibit 99.1. This private placement is described in further detail under Item 3.02 of this Current Report on Form 8-K. In connection with this private placement, the Company entered into the following agreements:

•	Engagement Letter, dated May 20, 2005, between the Company and Pillar Investments Limited (“Pillar”), an entity with which Youssef El Zein, a member of the Board of Directors of the Company, is affiliated (the “Engagement Letter”). Pursuant to the Engagement Letter, Hybridon engaged Pillar as a financial advisor to the Company in connection with the private placement of the 4% Notes to investors outside of the United States. In consideration for Pillar’s services, the Company agreed to pay Pillar cash commissions equal to 5.25% of the gross proceeds from the sale of the 4% Notes to investors in the private placement. The investors for which Pillar is entitled to cash commissions include Optima Life Sciences Ltd. (“Optima”), an entity with which Mr. El Zein is affiliated. The Company also agreed to issue to Pillar warrants to purchase a number of shares of common stock equal to 10% of the number of shares of common stock issuable, as of the closing of the private placement, upon conversion of the 4% Notes, including the 4% Note issued to Optima. As a result, the Company paid $264,219 to Pillar and issued warrants to purchase 565,478 shares of the Company’s common stock at an exercise price of $0.89 per share to Pillar.

•	Noteholders Agreement, dated May 20, 2005, among the Company and the investors in the private placement, including Optima (the “Noteholders Agreement”), and the 4% Notes issued pursuant to the Noteholders Agreement. Under the terms of the Noteholders Agreement and the 4% Notes:

•	The 4% Notes mature on April 30, 2008.

•	The Company has agreed to pay interest on the 4% Notes in arrears on December 15, 2005 for the period from the issuance to that date, and thereafter semi-annually in arrears on April 30 and October 30 and at maturity or conversion. The Company has the option to pay interest on the 4% Notes in cash or in shares of the Company’s common stock at the then current market value of the Company’s common stock.

•	The 4% Notes are general unsecured obligations of the Company and are subordinate and junior in right of payment to the prior payment in full of all of the Company’s future senior indebtedness, if any.

•	Holders of the 4% Notes may convert, at any time prior to maturity, the principal amount of the 4% Notes (or any portion thereof) into shares of the Company’s common stock at a conversion price of $0.89 per share.

•	At any time prior to May 24, 2006, the Company may cause the principal amount of the 4% Notes to be converted into shares of the Company’s common stock at the then current conversion price if the volume weighted average of the closing sales prices of the Company’s common stock for 10 consecutive trading days is equal to at least $1.78 per share. At any time on or after May 24, 2006, the Company may cause the principal amount of the 4% Notes to be converted into shares of the Company’s common stock at the then current conversion price if the volume weighted average of the closing sales prices of the Company’s common stock for 10 consecutive trading days is equal to at least $1.12 per share.

•	If the Company conducts a qualified financing, the Company may elect to cause the 4% Notes to automatically convert into shares of the Company’s common stock at the then current conversion price. The Company may not, however, cause such conversion if the purchase price paid by the new investors in the qualified financing (on a common stock equivalent basis) is less than the then current conversion price. For this purpose, “qualified financing” means a sale for cash of the Company’s common stock, other of the Company’s equity securities or convertible debt securities for the purpose of financing the Company’s business which results in aggregate gross proceeds to the Company of at least $10,000,000.

•	If certain change of control events occur or shares of the Company’s common stock are no longer publicly traded on an exchange, Nasdaq or the OTC Bulletin Board, the holders of the 4% Notes may require the Company to redeem all of the 4% Notes within 60 days after the effective date of the change of control or the date of cessation of trading at a purchase price equal to 100% of the principal amount of the 4% Notes, plus all accrued and unpaid interest to the date of redemption.

•	Registration Rights Agreement, dated May 20, 2005, among the Company, Pillar and the purchasers of the 4% Notes, including Optima (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Hybridon has agreed to use its best efforts to file a registration statement with the Securities and Exchange Commission on or prior to July 19, 2005, registering the resale of the shares of common stock issuable upon conversion of the 4% Notes and the shares of common stock issuable upon exercise of the warrants issued to Pillar. In addition, Hybridon has agreed to use its best efforts to have the registration statement declared effective within 90 days from the filing date of the registration statement or as soon as possible thereafter and to maintain the registration statement’s effectiveness until all the shares of common stock covered by the registration statement may be sold without restriction by the volume limitations of Rule 144(e) under the Securities Act of 1933, as amended, or have been sold.

•	Warrants, dated May 24, 2005, to purchase common stock issued to Pillar under the Engagement Letter. The warrants have an exercise price of $0.89 per share and will expire if not exercised on or prior to May 24, 2010. The warrants are subject to redemption at the election of the Company at any time upon 30 days’ prior written notice, at a price of $0.01 per warrant share, if the closing sales price of the Company’s common stock on each day of a 20 consecutive trading day period ending within 30 days prior to the notice of redemption is greater than or equal to $1.78. However, the Company may not redeem any warrants or provide a redemption notice to any warrant holder on or before November 24, 2005.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On May 24, 2005, Hybridon issued 4% Notes in the aggregate principal amount of approximately $5.0 million in a private placement. For a description of the Company’s obligations under the 4% Notes and the Noteholders Agreement under which the 4% Notes were issued see the description set forth under “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities

     On May 24, 2005, Hybridon issued 4% Notes in the aggregate principal amount of approximately $5.0 million in a private placement.

     Pillar acted as the placement agent for Hybridon outside of the United States. Hybridon paid $264,219 to Pillar and issued warrants to purchase 565,478 shares of the Company’s common stock at an exercise price of $0.89 per share to Pillar in connection with these services. These warrants will expire if not exercised on or prior to May 24, 2010.

     The 4% Notes were offered and sold in the private placement to non-U.S. investors without registration under the Securities Act in reliance on the exemption provided by Regulation S under the Securities Act. The warrants issued to Pillar were issued without registration under the Securities Act in reliance on the exemption provided by Regulation S under the Securities Act.

     For a further description of the private placement, see the description set forth under “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated into this Item 3.02 by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

     Under the terms of the Company’s Code of Business Conduct and Ethics, the Board of Directors of the Company waived, effective as of May 20, 2005, any conflict of interest that Mr. El Zein may have in connection with the engagement of Pillar as a financial advisor to the Company pursuant to the Engagement Letter and the participation of Optima in the private placement. The Audit Committee of the Company's Board of Directors also approved the transactions with Pillar and Optima.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

     See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYBRIDON, INC.

Date: May 26, 2005	By:	/s/ Robert G. Andersen

Robert G. Andersen Chief Financial Officer and Vice President of Operations

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Hybridon, Inc. on May 20, 2005.